Exhibit 10(p)

	Non-Employee Director Compensation
	December 2015

	Board Member Fees:

	Annual Retainer:	$60,000
	Annual Equity Award:	$90,000	(1)(2)

		$150,000

	Lead Director Fee:	$20,000

	Committee Chair Fees:

	Audit	$15,000
	Compensation & Management Development	$15,000
	Nominating & Governance	$10,000
	Regulatory & Compliance	$15,000

	Meeting Fees:	$1,500	(3)

(1)	Target Value of restricted stock units on the date of annual grant
(2)
100% of the number of shares in annual grant is awarded to a new director who joins the Board between January and June, and 50% of the number of shares is awarded if he or she joins Board between July and December

(3)	For meetings attended in excess of 24 in a year